EXHIBIT 99.1
Cuisine Solutions enters into new credit facility with BB&T
Premium, Fully-Cooked, Frozen Food Manufacturer increases borrowing capability.
ALEXANDRIA, Va.—(BUSINESS WIRE)—June 18, 2007 — Cuisine Solutions, Inc. (AMEX: FZN - News) announced today that they have established two new lines of credit with Branch Banking and Trust company (BB&T) with a total ceiling of $13.5 million. The Company is replacing its $5 million line of credit with the Bank of Charles Town. “We have no immediate plan to utilize the new lines of credit more than we have in the past,” explains CEO Stanislas Vilgrain. “However, as we have been growing so quickly the past several years, we think it is fiscally prudent to be prepared. We have had an excellent working relationship with BB&T over the last two years and they have financed some our major equipment purchases in the US.” The Company’s line of credit balance outstanding at the end of the third quarter of fiscal 2007 was $3 million.
“Cuisine Solutions is truly breaking new ground in their quest to be the leader in the premium frozen food market, and we are excited to be partnering with such an innovative company,” comments John Reiter, Senior Vice President and Alexandria City Executive, BB&T.
Cuisine Solutions’ premium, fully cooked, frozen entrees and sauces are sold around the world in retail stores as well as to hotels, convention centers, sporting venues, first class on airlines, trains, and ships, restaurant chains, the military, and more.
Winston-Salem, N.C.-based BB&T Corporation and its subsidiaries offer full-service commercial and retail banking and additional financial services such as insurance, investments, retail brokerage, mortgage, corporate finance, consumer finance, payment services, international banking, leasing and trust. BB&T operates more than 1,470 financial centers in the Carolinas, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Georgia, Florida, Alabama, Indiana and Washington, D.C. BB&T Corporation is the nation’s 12th largest financial holding company. On March 31, it had $121.7 billion in assets. More information about BB&T Corp. is available at http://www.bbt.com/.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements reflect the intent, belief or current expectations of the company and members of the management team. Investors can identify these forward-looking statements by use of words such as “expects,” “believes,” “will,” “continues,” “goals” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. The Company cannot guarantee that any forward-looking statement will be realized, although it believes that it has been prudent in its plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated, or projected. The Company does not undertake to update any forward-looking statement that it may make from time to time.

Contact:
     Cuisine Solutions, Inc., Alexandria, VA.
     Lillian Liu, 703-270-2918
     lliu@cuisinesolutions.com